Exhibit 10.3

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT HEREBY AMENDS AND RESTATES THAT CERTAIN LOAN AGREEMENT BY AND BETWEEN BANK AND BORROWER DATED AS OF SEPTEMBER 24, 2021, AS THE SAME MAY HAVE BEEN MODIFIED OR AMENDED FROM TIME TO TIME. NO NOVATION IS INTENDED HEREBY.

THIS AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”), dated as of March 24, 2023, is made by and between ROANOKE GAS COMPANY, a Virginia corporation (the “Borrower”) and PINNACLE BANK (“Bank”).

RECITALS:

Bank has agreed to extend the Loan (as hereinafter defined) to Borrower, on and subject to the terms, provisions and conditions contained herein, the proceeds of which are to be used by Borrower for its general working capital purposes, including, without limitation, refinancing existing indebtedness and/or financing ongoing utility capital programs or other infrastructure improvements.

AGREEMENT:

For and in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         DEFINITIONS AND RULES OF CONSTRUCTION

1.01          Definitions. As used in this Agreement, the terms listed below shall have the following meanings unless otherwise required by the context:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Agreement, as modified, amended, replaced, supplemented, substituted, restated and/or replaced from time to time.

“Bank” has the meaning ascribed in the first paragraph of this Loan Agreement, and includes any future holder of the Note, and for purposes of, and in connection with, any Swap Transaction, “Bank” means Pinnacle Bank and any affiliate thereof in its capacity as a party to a Swap Transaction.

“Borrower” has the meaning ascribed in the first paragraph of this Agreement, and includes any and all makers or endorsers of the Note, whether existing now or in the future.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Roanoke, Virginia are authorized or required by law to close.

“Closing Date” means the date of this Agreement.

“Consolidated Long Term Debt” means, as of the date of any determination thereof, the total of all Long Term Debt for any Person and its Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between such Person and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Stockholders’ Equity” means, as of the date of any determination thereof, the stockholders’ equity of any Person which would be shown on a consolidated balance sheet of such Person and its Subsidiaries as of such time prepared in accordance with GAAP.

“Consolidated Total Assets” means, at any time, the total assets of any Person which would be shown on a consolidated balance sheet of such Person and its Subsidiaries as of such time prepared in accordance with GAAP.

“Consolidated Total Capitalization” means, as of the date of any determination thereof, the sum of (i) Consolidated Long Term Debt, plus (ii) current maturities of Consolidated Long Term Debt, plus (iii) Consolidated Stockholders’ Equity.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or circumstance which, with the lapse of time, the giving of notice or both, would constitute an Event of Default.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“EBIT to Interest Ratio” means, for any Person, the sum of earnings before interest and taxes, divided by interest expense; provided, however, that non-cash impairment charges shall be excluded from this ratio calculation provided Borrower and Guarantor are in compliance with each other covenant in this Agreement after giving effect to such non-cash impairment charges.

“Equity Interest” means shares of capital stock, partnership interests, membership interests, beneficial interests, voting rights, or other equity interests in any entity, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire such equity interests or such convertible or exchangeable obligations.

“Event of Default” means the occurrence of any of the events described in Section 7.01 hereof.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Guarantor” has the meaning ascribed in the first paragraph of this Agreement, and includes any and all guarantors of the Loan, whether existing now or in the future.

“Guaranty Agreement” means, collectively, whether one or more in number, the agreement of Guarantor to unconditionally guarantee all or any portion of the Obligations, and any future guaranty agreement executed and delivered by a Guarantor, in each case, as amended, modified, substituted, restated and/or replaced from time to time.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)         all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)         all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)         net obligations of such Person under any Swap Agreement;

(d)         all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts (i) payable in the ordinary course of business and, in each case, (ii) not past due for more than 60 days after the date on which such trade account payable was created unless the trade account is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP);

(e)         indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)         capital leases and Synthetic Lease Obligations;

(g)         all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)         all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. For purposes hereof, “Indebtedness” shall not include obligations for rental under operating or “true” leases.

“Legal Requirements” means all existing and future laws, codes, ordinances, rules, regulations, orders and decrees of governmental authorities and courts having jurisdiction over the Borrower.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” or “Loans” means, collectively, whether one or more in number, in any combination, the Term Loan and the Revolving Loan.

“Loan Agreement” means this Agreement, as modified, amended, replaced, supplemented, substituted, restated and/or replaced from time to time.

“Loan Documents” means the Note, the Guaranty Agreement, this Agreement, all Swap Agreements, together with every other document and instrument further evidencing, guaranteeing and/or securing the Loan, in each case, as modified, amended, replaced, supplemented, substituted, restated and/or replaced from time to time.

“Loan Proceeds” means the proceeds of the Loan.

“Long Term Debt” of any Person means all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), but excluding all payments in respect thereof that are required to be made within one year from the date of any determination of Long Term Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP.

“Master Agreement” shall mean any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement governing a Swap Transaction.

“Material Adverse Effect” shall mean with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon any of (a) the financial condition, operations, business or properties of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Bank under any of the Loan Documents or any documents, instruments or agreements executed and/or delivered by any Person other than Borrower in conjunction with the Loan Documents, or the ability of the Borrower to perform its obligations under any of the Loan Documents, or (c) the legality, validity or enforceability of any of the Loan Documents or any documents, instruments or agreements executed and/or delivered by any Person other than Borrower in conjunction with the Loan Documents.

“Maturity Date” means (a) with respect to the Term Loan, the maturity date set forth in the Term Note, and (b) with respect to the Revolving Loan, the maturity date set forth in the Revolving Note.

“Note” or “Notes” means, collectively, whether one or more in number, in any combination, the Term Note and the Revolving Note.

“Obligations” means any and all indebtedness and other duties, obligations, debts and liabilities of every kind and description owing to Bank by the Borrower at any time, whether now existing or hereafter incurred, whether matured or unmatured, direct or indirect, secured or unsecured, original, extended or renewed, absolute or contingent; whether originally contracted with or acquired by Bank; whether contracted alone or jointly and/or severally with others; whether or not evidenced by negotiable instruments or other writings; including lines of credit and obligations with respect to letters of credit or any draft presented in connection therewith and all future advances of any and every nature and kind made by Bank; further including all overdrafts on deposits or accounts maintained by the Borrower with Bank and any electronic funds transfer and/or ACH credit in connection therewith; further including, without limitation, all indebtedness and obligations of the Borrower to Bank under any of the Loan Documents; further including, without limitation, all Swap Obligations and all other obligations of the Borrower under any Swap Agreement, and any modifications, amendments, renewals, extensions, substitutions or restatements of any of the above.

“Other Indebtedness” means any and all Indebtedness of any Person owing to lenders other than Bank.

“Permitted Liens” means the following:

(a) Liens for taxes, assessments or other governmental charges which are not yet due and payable or which are “Duly Contested” as defined below;

(b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due and payable or which are “Duly Contested” as defined below;

(c) Liens (other than any Liens imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers' compensation, unemployment insurance and other types of social security or retirement benefits, or (ii) to secure (or obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit for the payment of the deferred purchase price of property;

(d) any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(e) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Guarantor or any of its Subsidiaries, provided that such Liens do not, in the aggregate, materially detract from the value of such property;

(f) Liens on property or assets of a Subsidiary of the Guarantor for the benefit of the Guarantor or another Subsidiary of the Guarantor;

(g) Liens existing on the date of this Agreement and that secure Indebtedness of the Guarantor or any of its Subsidiaries;

(h) any Lien created after the date hereof to secure all or any part of the purchase price, or to secure Indebtedness incurred or assumed to pay all or any part of the purchase price or cost of construction or improvement, of fixed assets useful and intended to be used in carrying on the business of the Guarantor or any of its Subsidiaries (including pursuant to a Capital Lease or a Synthetic Lease), but only if

(i) any such Lien extends solely to the item or items of such property (or improvement thereon) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon),

(ii) the principal amount of the Indebtedness secured by any such Lien at no time exceeds an amount equal to 100% of the lesser of cost or fair market value as determined in good faith by the board of directors of the Guarantor) of such property (or improvement thereon) at the time of such acquisition or construction, and

(iii) any such Lien is created contemporaneously with or within the period ending 180 days after, the acquisition or construction of such property;

(i) any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Guarantor or any of its Subsidiaries, or any Lien existing on any property acquired by the Guarantor or any of its Subsidiaries at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person's becoming a Subsidiary of Guarantor or such acquisition of property, and (ii) each such Lien on property so acquired shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property.

For purposes of the foregoing definition, “Duly Contested” means, with respect to taxes, assessments, other governmental charges, statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, that (i) the amount, applicability or validity of such item is contested by the Guarantor or its Subsidiary, as applicable, on a timely basis in good faith and in appropriate proceedings, and the Guarantor or its Subsidiary, as applicable, has established adequate reserves therefor in accordance with GAAP on the books of the Guarantor or its Subsidiary, as applicable, or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

“Person” means any natural person or any firm, corpora‐tion, limited liability company, partnership or other organizational entity of any kind.

“Priority Indebtedness” means the sum, without duplication, of all Indebtedness of the Guarantor or any of its Subsidiaries secured by Liens other than Permitted Liens.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest or on account of any return of capital to Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Loan” means the revolving line of credit to Borrower in the maximum principal amount of up to Twenty-Five Million and No/100 Dollars ($25,000,000.00) (subject to the maximum principal limitations set forth in Section 2.02), evidenced by the Revolving Note, on terms and conditions more particularly set forth herein and therein.

“Revolving Note” means that certain Promissory Note made by Borrower payable to the order of Bank in the original principal amount of the Revolving Loan, evidencing the indebtedness of the Revolving Loan, as modified, amended, renewed, restated or replaced from time to time.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Agreement” means any agreement, document, or instrument, including, without limitation, any Master Agreement or related confirmation, entered into by any party(ies) in connection with a Swap Transaction.

“Swap Obligation” means any obligation, liability, or indebtedness of Borrower to Bank arising in connection with a Swap Transaction, including, without limitation, any fee, charge, or netting of liabilities in connection with the early termination, adjustment, or settlement of any Swap Transaction.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include Lender or any Affiliate of Lender).

“Swap Transaction” means any of the following entered into between Bank and Borrower or between any counterparty and Bank for, or on behalf of, Borrower: (i) interest rate swap transaction, basis swap, forward rate transaction, commodity swap, forward commodity contract, commodity option, equity or equity index swap, equity or equity index option, bond or bond price or bond index swap or option, forward bond index transaction, interest rate option or swaption, foreign exchange transaction, interest rate cap transaction, interest rate floor transaction, interest rate collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot contract, any similar transaction, or any other arrangement designed to alter the risks arising from fluctuation in currency values or interest rates, or any combination of any of the foregoing (including, without limitation, any option to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any Master Agreement; and (ii)  any transaction of any kind, or any related confirmation, which is subject to, or governed by, any Master Agreement.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Term Loan” means the non-revolving, multi-advance term loan to Borrower in the maximum principal amount of Ten Million and No/100 Dollars ($10,000,000.00), evidenced by the Term Note, on terms and conditions more particularly set forth herein and therein.

“Term Note” means that certain Promissory Note made by Borrower payable to the order of Bank in the original principal amount of the Term Loan, evidencing the indebtedness of the Term Loan, as modified, amended, renewed, restated or replaced from time to time.

“Threshold Amount” means $5,000,000.00.

1.02          Rules of Construction. For purposes of this Agreement and all other Loan Documents, unless otherwise specified herein or therein: (a) accounting terms shall be construed in accordance with generally accepted accounting principles consistently applied for the period or periods in question; (b) the term “including” means “including without limitation,” and other forms of the verb “to include” have correlative meanings; (c) references to any person or entity includes such person’s or entity’s permitted successors; (d) in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (e) the words “hereof”, “herein” and “hereunder” and words of similar import refer to the document or instrument in which such word appears as a whole and not to any particular provision of such document or instrument; (f) the term “or” means “and/or”; (g) all references to Articles, Sections, Subsections, Paragraphs, Subparagraphs, Clauses, Subclauses, Exhibits, Schedules or Supplements (whether or not capitalized) shall refer to the corresponding article, section, subsection, paragraph, subparagraph, clause, subclause, exhibit, schedule or supplement contained in, or attached to, the document or instrument in which such reference appears, unless specific reference is made to the articles, sections, subsections, paragraphs, subparagraphs, clauses, subclauses, exhibits, schedules or supplements contained in, or attached to, another document or instrument; (h) captions and section or paragraph headings (including any table of contents) are provided solely for convenience of reference and shall not affect the meaning or interpretation of the document or instrument in which they appear; (i) any reference to this Agreement or any other Loan Document means such document or instrument as amended, renewed, substituted, restated, supplemented, replaced or otherwise modified from time to time; (j) whenever any matter is to be consented to, or satisfactory to, Bank, or is to be determined, calculated or approved by Bank, then, unless otherwise expressly set forth, such consent, satisfaction, determination, calculation or approval shall be in Bank’s sole discretion, exercised in good faith and in a commercially reasonable manner (from the perspective of a secured lender), and shall be conclusive absent manifest error; (k) all references to attorney’s fees shall be deemed to mean reasonable attorney’s fees and all references to costs and expenses shall be deemed to mean actual costs and expenses incurred.

2.         THE LOANS

2.01         The Term Loan. Bank has lent to Borrower a non-revolving, multi-advance term loan in an amount equal to but not in excess of the amount of the Term Loan, which amount shall be evidenced by the Term Note, subject to the terms and conditions of this Agreement. Prior to the date hereof, the Term Loan was issued in multiple advances of principal, but no further advances shall be made available under the Term Loan after the date hereof. Sums advanced under the Term Loan may not be reborrowed following repayment. The Term Loan shall mature on its Maturity Date.

2.02         The Revolving Loan; Advances. Bank agrees to lend to Borrower and Borrower has the right to borrow from Bank a revolving line of credit, which shall be evidenced by the Revolving Note, subject to the terms and conditions of this Agreement. Advances of principal under the Revolving Loan and Revolving Note and the maximum principal balance thereunder shall not exceed (a) $4,000,000.00 from the date hereof until and including June 30, 2023, (b) $13,000,000.00 from July 1, 2023 until and including September 30, 2023, (c) $22,000,000.00 from October 1, 2023 until and including November 30, 2023, and (d) $25,000,000.00 from December 1, 2023 until the Maturity Date. In the event that, at any time or for any reason, the outstanding principal balance of the Revolving Loan exceeds the foregoing amounts, Borrower shall promptly repay principal under the Revolving Loan in an amount sufficient to satisfy this Section 2.02. Sums advanced under the Revolving Loan may be reborrowed following repayment so long as no Event of Default shall have occurred which shall not have been cured within any applicable grace, notice or cure period set forth in this Agreement. The outstanding principal amount of the Revolving Loan at any time shall be the sum of all principal advances made by Bank thereunder, less the aggregate amount of principal payments made on the Revolving Note. The Revolving Loan shall mature on its Maturity Date.

2.03         Method of Borrowing Under Revolving Loan. So long as no Event of Default shall have occurred and shall be continuing, Borrower shall have the opportunity to (a) obtain advances under the Revolving Loan in the manner and to the extent contemplated by any sweep, treasury management, overdraft or similar products or services issued to Borrower by Bank, and/or (b) request advances under the Revolving Loan by telephone or in a writing delivered to Bank not later than 11:00 a.m. (Roanoke, Virginia time) on the date of the requested advance; provided, however, that (i) any telephone requests shall be confirmed in a writing not later than the Business Day following the disbursement of the requested advance, and (ii) Borrower and Bank may enter into one or more separate written agreements providing for such advances.

2.04         Interest; Swap Transaction. Interest on the Loans shall accrue on the daily outstanding principal balance of the Notes at the rate or rates set forth in such Notes, subject to (in the case of the Term Loan) the terms and provisions of the Swap Agreement. All obligations of Borrower in connection with any Swap Transactions including, without limitation, all amounts payable for termination of the Swap Agreements and settlement of all swap transactions, shall be deemed obligations of the Borrower for all purposes in connection with the Term Loan. Bank is expressly authorized to disclose confidential information concerning Borrower to its Swap Transaction service provider and/or facilitator, as the case may be, as well as prospective counterparties (and/or their respective professional advisors) in connection with any existing or proposed Swap Transaction. The occurrence of any default or event of default (however denominated) under any Loan Document (including, without limitation, any Swap Agreement) shall constitute an event of default under the Loans and all other Loan Documents (including, without limitation, any Swap Agreement).

2.05         Unused Fee for Revolving Loan. Beginning with the fiscal quarter ending July 1, 2023 and continuing quarterly thereafter, Borrower shall pay an unused fee quarterly in arrears equal to fifteen hundredths of one percent (0.15%) per annum on the average daily unused amount of the Revolving Loan (based upon the maximum principal amount available under the Revolving Loan pursuant to Section 2.02) for such quarterly period. This unused fee (a) shall be calculated on the basis of a year of 360 days for the actual number of days elapsed, and (b) may be debited from Borrower’s deposit account held with Bank.

2.06         Repayment. The Loans shall be repaid in accordance with the terms of the Notes.

2.07         Method of Payment. All sums payable to Bank shall be paid in immediately available funds without offset or deduction. At Borrower’s request, any and all payments may be automatically debited from a deposit account of Borrower, whether held with Bank or with any other financial institution. During the continuance of an Event of Default hereunder, Bank may, at Bank’s sole discre‐tion, charge against any account, or deposit of Borrower, all or any part of any amount due under the Note or the other Loan Documents.

2.08         Prepayment. Borrower may make prepayments of principal upon terms and conditions more particularly set forth in the Notes.

2.09         Guaranty Agreement. The full and timely repayment of the Loans and the performance by Borrower of each and every term and condition of the Loan Documents shall be jointly and severally, unconditionally and irrevocably guaranteed, in form and substance satisfactory to Bank, by the Guarantor according to the terms, provisions, and limitations, as applicable, of the Guaranty Agreement. Guarantor shall execute and deliver to Bank the Guaranty Agreement.

3.         REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower, for itself only, represents and warrants to Bank as follows as of the date of this Agreement:

3.01         Organization, Status and Authority. Borrower is (i) a corporation, duly organized, validly existing and qualified to do business under the laws of the Commonwealth of Virginia, (ii) has the power, authority and legal right to carry on the business conducted by it and to engage in the transactions contemplated by the Loan Documents to which it is a party, and (iii) has taken all action necessary to authorize the execution and delivery of the Loan Documents to which it is a party and the performance of all of its obligations thereunder. Guarantor is (i) a corporation, duly organized, validly existing and qualified to do business under the laws of the Commonwealth of Virginia, (ii) has the power, authority and legal right to carry on the business conducted by it and to engage in the transactions contemplated by the Loan Documents to which it is a party, and (iii) has taken all action necessary to authorize the execution and delivery of the Loan Documents to which it is a party and the performance of all of its obligations thereunder.

3.02         Structure. The organizational structure, ownership and management structure and Subsidiaries of the Borrower and the Guarantor are as described on the attached Exhibit A.

3.03         Valid Execution and Delivery of Loan Documents; Non-Contravention. The Loan Documents (other than the Guaranty) have been duly executed and delivered by the Borrower and are the legal, valid and binding obligations the Borrower and are enforceable against the Borrower in accordance with their terms. Neither the execution and delivery of the Loan Documents to which the Borrower is a party nor the performance of its obligations will violate the Borrower’s organizational documents, any agreement to which the Borrower is a party or by which it is bound or any applicable Legal Requirement.

3.04         No Violations, Conflicts or Liens. The execution and delivery by the Borrower of the Loan Documents to which it is a party, and the performance of its obligations thereunder, will not (i) violate any provision of the organizational documents of the Borrower, or any indenture, agreement or other instrument to which the Borrower is a party or by which any of its respective property is bound, (ii) be in conflict with, result in a breach of, or constitute (with lapse of time or the giving of notice, or both) a default under, any such organizational document, as applicable, indenture, agreement or other instrument, or (iii) impose an encumbrance of any nature whatsoever (except as created by the Loan Documents) upon any of the property or assets of the Borrower. No action or approval by any third person or any governmental authority is required with respect to the execution and delivery by the Borrower of the Loan Documents to which each is a party.

3.05         Financial Statements; No Adverse Changes. All financial statements of the Borrower and the Guarantor heretofore delivered to Bank are true and correct in all respects, have been prepared in accordance with generally accepted accounting principles, accurately represent the financial condition of the Borrower and the Guarantor as of the date thereof, and no change has occurred in the financial condition of the Borrower and the Guarantor as reflected in such statements since the respective dates thereof which could reasonably be determined to have a Material Adverse Effect.

3.06         No Defaults or Pending Actions. Borrower is not in default (i) under any of the Loan Documents or any other agreement binding upon it, or (ii) with respect to any order, decree or demand of any court or governmental authority having jurisdiction over it or its properties, and there are no actions, suits or proceedings pending or threatened against the Borrower.

3.07         Litigation. There are no pending or, to the best of the Borrower’s knowledge, threatened actions, suits, proceedings or investigations of a judicial, regulatory, or administrative nature, against the Borrower which, if adversely determined, could reasonably be deemed to have a Material Adverse Effect.

3.08         Swap Transactions. Borrower acknowledges and agrees that: (a) certain fees and charges may be due and payable under the Swap Agreement in the event that a Swap Transaction is terminated; (b) such Swap Agreement may have an effect on Borrower's payment obligations and amounts due under the Loan; and (c) the obligations contained in such Swap Agreement may not be separately stated in the Loan Documents.

4.         AFFIRMATIVE COVENANTS OF BORROWER

Borrower, for itself only, covenants and agrees with Bank to comply with the following:

4.01         Payment and Performance. Pay, when and as due without offset or deduction, all sums due Bank during the term of the Loan, whether principal, interest, advancement, expense, escrow, or otherwise and perform as and when required all terms, covenants and conditions of this Agreement and all other Loan Documents to which it is a party.

4.02         Books and Records. Keep and maintain proper, complete and accurate books of account and financial and accounting records with respect to the Borrower and the Guarantor.

4.03         Notice of Existence of Default. (a) Notice of Default. Borrower shall furnish to Bank, promptly upon becoming aware of the existence of any condition or event which constitutes a default or an Event of Default under any of the Loan Documents or any event which, upon the giving of notice or lapse of time or both, will become a default or an Event of Default, written notice specifying the nature and period of existence thereof and the action which Borrower is taking or proposes to take with respect thereto. (b) Other Notices. Borrower shall promptly notify Bank in writing of (i) any change in its financial condition or its business which will have a Material Adverse Effect; (ii) any default under any material agreement, contract or other instrument to which it is a party or by which any of its properties are bound, or any acceleration of the maturity of any indebtedness owing by Borrower, but in each case only if in excess of the Threshold Amount; (iii) any claim against or affecting Borrower or any property of the Borrower which, if adversely determined, will have a Material Adverse Effect; (iv) the commencement of, and any material determination in, any litigation, suit or proceeding with any third party or any proceeding before any governmental agency or unit affecting the Borrower which, if adversely determined, will have a Material Adverse Effect; and (v) at least thirty (30) days prior thereto, any change in the name or address of the Borrower or the Guarantor, and/or any change in the structure of the Borrower or the Guarantor except for any changes to the membership of the Board of Directors of the Borrower and/or Guarantor.

4.04         Maintenance of Existence. Preserve and maintain Borrower’s existence in good standing as a Virginia corporation.

4.05         Legal Requirements; Environmental Compliance. Comply in all material respects with Legal Requirements applicable to it or to its business or property, except in such instances in which (a) such Legal Requirements is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Such Legal Requirements shall specifically include environmental Legal Requirements. The Borrower shall periodically conduct, in the ordinary course of their business, reviews of the effect of existing environmental Legal Requirements, compliance with such Legal Requirements and claims alleging potential liability or responsibility for violation of any such environmental Legal Requirements on their respective businesses, operations and properties, and shall promptly disclose to Bank any and all breaches, violations or claims which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.06         Financial Information. For so long as the Loan shall remain outstanding, the Borrower, at its expense, shall deliver, or cause to be delivered, to Bank:

(A)         as soon as available but in no event more than ninety (90) days after the end of each fiscal year, a consolidated and consolidating balance sheet of Guarantor and its Subsidiaries as of the end of such year, and the related consolidated and consolidating statement of income, changes in shareholders’ equity and cash flows of the Guarantor and its Subsidiaries for such year, setting forth in each case, in comparative form the figures for the previous year, all in reasonable detail, prepared in accordance with GAAP.  Such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant and certified by a senior financial officer of Guarantor, accompanied by a covenant compliance and non-default certificate in the form attached hereto as Exhibit B (to include, upon request of Bank, financial covenant calculations and certification of compliance with all provisions of Other Indebtedness of Guarantor and its Subsidiaries).

(B)         as soon as available but in no event more than forty-five (45) days after the end of each fiscal quarter, internally-prepared financial statements for Borrower for the most recent fiscal quarter then ended, in form and detail reasonably satisfactory to Bank, and certified by the chief financial officer or Treasurer of Borrower, together with (a) a compliance certificate signed by an authorized representative of Borrower, in the form attached hereto as Exhibit B, and (b) , upon request of Bank, copies of financial covenant calculations and certification of compliance with all provisions of Borrower’s Other Indebtedness. Additionally, in the event that, for any reason, the Borrower ceases to be a wholly owned subsidiary of the Guarantor, Borrower shall provide financial statements of the character and for the dates and periods as required of the Guarantor in clauses (A) and (C) of this Section 4.06.

(C)         as soon as available but in no event more than forty-five (45) days after the end of each fiscal quarter, a consolidated and consolidating balance sheet of Guarantor and its Subsidiaries as at the end of such quarter, and the related consolidated and consolidating statement of income, changes in shareholders’ equity and cash flows of Guarantor and its Subsidiaries for such quarter, setting forth in each case, in comparative form the figures for the previous year, all in reasonable detail, prepared in accordance with GAAP and certified by the chief financial officer or Treasurer of each such entity, accompanied by a covenant compliance and non-default certificate, in the form attached hereto as Exhibit B (to include, upon request of Bank, financial covenant calculations and certification of compliance with all provisions of Other Indebtedness of Guarantor and its Subsidiaries).

(D)         promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Guarantor, and copies of all annual, regular, periodic and special reports and registration statements which Guarantor may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Bank hereunder.

(E)          promptly, and in any event within five (5) Business Days after receipt thereof by the Borrower or Guarantor, copies of each notice or other correspondence received from the Securities and Exchange Commission (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation by such agency.

(F)         with reasonable promptness, copies of any amendments or modifications of any financial performance covenants set forth in the loan documents executed in connection with any of the Borrower’s Other Indebtedness and, upon the request of Bank, copies of the loan documents governing the Borrower’s Other Indebtedness.

Documents required to be delivered pursuant to Sections 4.06(A), (B), (C), (D) or (E) may, to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission, be delivered electronically to Bank.

In addition, the Borrower shall furnish, or cause to be furnished, to Bank such other financial information regarding the Borrower and/or the Guarantor as Bank may from time to time request. The Borrower and the Guarantor will permit Bank, at any time or times, to visit their respective places of business and to inspect any of their assets and to inspect, audit, copy and make extracts from their books, records, journals, banking records, orders, receipts, minute books, correspondence, tax returns or other information pertaining to their affairs and will deliver to Bank such additional information regarding their financial condition and business of operation as Bank may require.

4.07         Financial Covenants. For so long as the Loan shall remain outstanding, the Borrower and Guarantor, as applicable, shall not at any time permit, suffer or allow the following:

(A)         Borrower’s Consolidated Long Term Debt, plus current maturities of Borrower’s Consolidated Long Term Debt to exceed sixty-five percent (65%) of Borrower’s Consolidated Total Capitalization; or

(B)         Guarantor’s Consolidated Long Term Debt, plus current maturities of Guarantor’s Consolidated Long Term Debt to exceed sixty-five percent (65%) of Guarantor’s Consolidated Total Capitalization; or

(C)         Borrower’s Priority Indebtedness to exceed fifteen percent (15%) of Borrower’s Consolidated Total Assets; or

(D)         Guarantor’s Priority Indebtedness to exceed fifteen percent (15%) of Guarantor’s Consolidated Total Assets; or

(E)         Borrower’s EBIT to Interest Ratio to be less than 1.50 to 1.00 (calculated on a rolling four-quarters basis); or

(F)         Guarantor’s EBIT to Interest Ratio to be less than 1.50 to 1.00 (calculated on a rolling four-quarters basis).

The financial covenants set forth in this section shall be tested quarterly based on the financial reports required pursuant to Section 4.06 hereof.

4.08          Payment of Debts. The Borrower shall pay and discharge when due, and before subject to penalty or further charge, and otherwise satisfy before maturity or delinquency, all obligations, debts, taxes and liabilities exceeding the Threshold Amount, except those which the Borrower in good faith disputes and in each case subject to any applicable notice, cure and/or grace period.

4.09         Taxes, Liens and Charges. Pay all real and personal property taxes, charges, or assessments due and owing from the applicable jurisdictional authority before the same become delinquent, unless contested in good faith and for which adequate reserves shall have been established. Upon request, Bank shall be provided with evidence of the payment of any portion of the aforemen‐tioned taxes, charges or assessments.

4.10         Solvency Certifications. Bank reserves the right to require Borrower to provide evidence satisfactory to Bank that (i) the financial condition of Borrower shall not have changed materially and adversely from that set forth in their most recent respective financial statements supplied to Bank and (ii) no bankruptcy, reorganization, arrangement, readjustment of debt or insolvency proceeding shall have been threatened or commenced by or against Borrower or consented to or acquiesced in by Borrower, nor shall any judgment in excess of the Threshold Amount have been entered against. Bank reserves the right to require, at any time and from time to time, updated financial statements relating to Borrower. The Borrower authorizes Bank to obtain a credit report on a semiannual basis.

4.11         Entity Separateness. Borrower has maintained and shall maintain, for the duration of the Loans, its separateness as an independent, special purpose business entity and shall adhere at all times to the Borrower’s purpose set forth in its articles of incorporation. In doing so, in addition to the covenants set forth in Sections 4.02, 4.04, 4.05, 4.10 and Sections 5.01 through 5.08 hereof, Borrower shall (a) comply with the provisions of Title 56 of the Code of Virginia (1950), as amended, to which Borrower is subject and with any regulations promulgated by the Virginia State Corporation Commission to which Borrower is subject, except to the extent Borrower may be diligently pursuing any remedial or corrective action recommended or required by any regulatory agency with oversight over Borrower, (b) comply with the formalities established by Borrower’s articles of incorporation, bylaws, resolutions and other charter documents, (c) not commingle its funds or assets with those of any other person or entity, (d) remain solvent, maintain adequate capital in light of its contemplated business operations, (e) not fail to correct any known misunderstanding regarding the separate identity of the Borrower, and (f) maintain an arm’s-length relationship with any person or entity controlled by or under common control with the Borrower. The Bank has entered into the Loans in conclusive reliance upon the undertakings described in this Section 4.11.

4.12         Deposit Account and Treasury Services. Within sixty (60) days after the date hereof, Borrower and Guarantor shall have established their operating accounts and treasury services with Bank and shall maintain such accounts and services during the life of the Loans. Additionally, Borrower and Guarantor may, but shall not be required to, utilize Bank for its retail lockbox services.

4.         NEGATIVE COVENANTS OF BORROWER

Borrower covenants and agrees until the payment and discharge of the Obligations not to do, or to permit to be done, or allow to occur, any of the acts or happenings set forth below without the prior written authorization of Bank:

5.01          Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(A)          any Subsidiary may merge with (i) Borrower but only if the Borrower is the continuing or surviving Person or (ii) any one or more of Borrower’s Subsidiaries but only if, when any wholly-owned Subsidiary is merging with another Subsidiary, a wholly-owned Subsidiary is the continuing or surviving Person; and

(B)         any Subsidiary of Borrower may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to another Subsidiary of Borrower but only if, when the transferor in such a transaction is a wholly-owned Subsidiary of Borrower, then the transferee must either be Borrower or a wholly-owned Subsidiary of Borrower.

5.02          Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(A)          Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(B)          Dispositions of inventory in the ordinary course of business;

(C)         Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(D)         Dispositions of property by any Subsidiary to Borrower or Guarantor or to a wholly-owned Subsidiary of Borrower or Guarantor; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be Borrower or a Guarantor;

(E)          Dispositions permitted by Section 5.01; and

(F)          Dispositions of cash, cash equivalents and investment assets in the ordinary course of business.

5.03         Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(A)          each Subsidiary may make Restricted Payments to Borrower, Guarantor and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(B)         Borrower may declare and make dividend payments or other distributions to the Guarantor; and

(C)         Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests.

Notwithstanding the foregoing or any contrary provision set forth in this Agreement, dividends or distributions made for the purpose of directly or indirectly satisfying liabilities of Borrower’s Affiliates shall be deemed to be Restricted Payments and shall be strictly prohibited.

5.04         Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

5.05          Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower as would be obtainable by Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided, however, that this Section 5.05 shall not apply to transactions between Borrower and Guarantor so long as any such transactions comply with Sections 4.11 and 5.03 hereof.

5.06          Use of Proceeds. Use the proceeds of the Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

5.07         Assignment of this Loan Agreement. Borrower shall not assign or attempt to assign this Agreement or any Loan Proceeds either directly or indirectly, and any attempted assignment shall be void.

5.08         False Certificates or Documents. The Borrower shall not knowingly furnish Bank with any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

6.        CONDITIONS TO CLOSING

Bank shall not be obligated to close or disburse the Loan Proceeds until all of the following conditions have been satisfied by proper evidence, execution and/or delivery to Bank of the following items, all in form and substance satisfactory to Bank and Bank’s counsel:

6.01         Loan Documents. The duly executed Loan Documents and any other documents, agreements or instruments related to the Loan.

6.02         Attorney’s Opinion. If requested, the written opinion of legal counsel to the Borrower and the Guarantor as approved by Bank.

6.03         Organizational Documents. (A) A copy of the Borrower’s and the Guarantor’s articles of incorporation and bylaws and all amendments thereto, certified by a duly authorized officer of Borrower, and a certificate of good standing issued by the Clerk of the Virginia State Corporation Commission; and (B) copies of a resolution, consent or action in writing of the directors or authorized board or committee of the Borrower and Guarantor authorizing the execution and delivery of the Loan Documents to which it is a party and the performance of its Obligations, certified by a duly authorized officer of the Borrower and the Guarantor, respectively.

6.04         No Adverse Changes. If required by Bank, evidence that no change has occurred in the financial condition of the Borrower from that indicated in the financial statements, applications and other information theretofore furnished to Bank which could reasonably be deemed to have a Material Adverse Effect.

6.05         Miscellaneous. Such other documents and items as Bank or its legal counsel may require.

7.         EVENTS OF DEFAULT AND REMEDIES

7.01         Events of Default. Upon the occurrence of any of the following events (each of which is an “Event of Default”) and following the expiration of any applicable grace, notice or cure periods set forth in this Agreement, (i) the Loan shall, at Bank’s option, become immediately due and payable, and (ii) Bank may exercise any remedy available to it under the Loan Documents or otherwise:

(A)         If Borrower shall fail to pay any Obligation after the date when due (whether by acceleration, at maturity or otherwise) if such failure continues for more than ten (10) days after written notice thereof to Borrower from Bank.

(B)         If any material representation or warranty made by the Borrower contained in this Agreement or any statement or representation made in any certificate of Borrower, report of Borrower or opinion of Borrower delivered pursuant hereto or in connection with the Loan proves to be untrue or misleading in any material respect as of the time it is made or deemed to be made.

(C)         If: (i) any covenant, financial or otherwise, set forth herein or in any other Loan Document shall be violated; (ii) the Borrower shall fail or refuse to timely pay or perform any of the terms, conditions, stipulations, agreements, or obligations contained in this Agreement or the other Loan Documents subject to Borrower’s good faith dispute, or (iii) any “Event of Default” shall occur under the Note, the Guaranty Agreement or any other Loan Document, and, in each case, continues after any required notice and beyond the expiration of any applicable grace or cure period.

(D)         Borrower shall no longer be a wholly owned subsidiary of Guarantor or one of Guarantor’s other subsidiaries.

(E)          If the Borrower shall make a general assignment for the benefit of its creditors.

(F)          If a petition or complaint under any bankruptcy, insolvency or other law seeking reorganization, liquidation, disso‐lution or seeking the composition, extension, arrangement or adjustment of any of the Borrower’s obligations or other relief is filed: (i) against the Borrower and remains undismissed for a period of sixty (60) days or (ii) by the Borrower.

(G)          If the Borrower becomes unable to pay, or admits its inability to pay, its debts as they become due.

(H)          If the Borrower’s business is discontinued as a going concern, or if there is a suspension of the Borrower’s business.

(I)         If possession or control of all or any substantial part of the Borrower’s property or business shall be taken or assumed by any government or governmental agency or authority.

(L)         If any foreclosure or forfeiture proceedings in an amount in excess of the Threshold Amount shall be commenced by any creditor or by any governmental agency against the Borrower, whether by judicial proceeding, self-help, repossession or any other method, including a garnishment of the Borrower’s accounts; provided, however, if there is a good faith dispute by the Borrower as to the validity or reasonableness of the claim which is the basis of such proceeding and if the Borrower gives Bank written notice of such proceeding and deposits with Bank monies or a surety bond in an amount determined by Bank, in its sole discretion, as being an adequate reserve or bond for the dispute.

(M)         (i) Borrower, Guarantor or any of Guarantor’s Subsidiaries (a) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under a Swap Agreement) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (b) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Agreement an Early Termination Date (as defined in such Swap Agreement) resulting from (a) any event of default under such Swap Agreement as to which Borrower, Guarantor or any of Guarantor’s Subsidiaries is the Defaulting Party (as defined in such Swap Agreement) or (b) any Termination Event (as so defined) under such Swap Agreement as to which Borrower, Guarantor or any of Guarantor’s Subsidiaries is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Borrower, Guarantor or any of Guarantor’s Subsidiaries as a result thereof is greater than the Threshold Amount.

(N)          There is entered against Borrower, Guarantor or any of Guarantor’s Subsidiaries (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (a) enforcement proceedings are commenced by any creditor upon such judgment or order, or (b) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

(O)         If Guarantor terminates, revokes or disputes the validity of, or liability under, the Guaranty Agreement, or if the Guaranty Agreement shall be terminated.

Notwithstanding anything contained herein to the contrary, the Borrower shall have the right to cure for a period of thirty (30) days after the date on which Bank sends written notice of such Event of Default to Borrower expressly excluding (a) any Event of Default arising from the failure to make any regularly scheduled payment of principal or interest under the Loan, and (b) any Event of Default arising from Sections 4.06 or 4.07 hereof. If such Event of Default is not reasonably capable of being cured within such thirty (30) day period, Borrower shall have additional time to cure such Event of Default so long as Borrower commences such cure within such thirty (30) day period and diligently pursues the completion of such cure; provided, however, that such cure must in all events be completed within sixty (60) days after the date described in the preceding clauses.

7.02         Remedies. Upon the occurrence of an Event of Default, Bank may take any one or more or all of the following actions:

(A)         Declare the outstanding principal balance of the Note, plus accrued interest thereon and fees and costs, if any, to be immediately due and payable.

(B)         Terminate this Agreement and all of Bank’s obligations hereunder.

(C)         Exercise all rights and remedies provided by applicable law, this Agreement, the other Loan Documents and any other document, agreement or instrument related to the Loan.

7.03         Remedies Cumulative. All remedies of Bank provided for herein, in any other Loan Document, or in any other document, agreement or instrument related to the Loan, are cumulative and shall be in addition to any and all other rights and remedies provided for or available under the Loan Documents or in any other document, agreement or instrument related to the Loan, or otherwise available at law or in equity.

7.04         No Liability of Bank. Whether or not Bank elects to employ any or all remedies available to it upon an Event of Default, Bank shall not be liable for the payment of any expense incurred in connection with the exercise of any remedy available to Bank or for the performance or nonperformance of any other obligation of Borrower.

8.         GENERAL CONDITIONS

8.01         No Waiver. Closing of the Loan and disbursement of Loan Proceeds hereunder shall not constitute a waiver of any of the conditions of Bank’s obligation to close the Loan nor, in the event Borrower is unable to satisfy any such condition subsequent to closing, shall any such waiver have the effect of precluding Bank from thereafter declaring such inability to be an Event of Default as hereinabove provided. Waivers of any covenants, terms or conditions contained herein must be in writing and shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The approval by Bank of any act by Borrower shall not constitute a waiver of Bank’s right to approve any subsequent or similar act.

8.02         Indemnity. Borrower covenants and agrees to indemnify and save harmless Bank, and the respective agents and employees of Bank and the trustees from and against all claims, damages, costs and expenses, including attorneys’ fees, imposed upon, incurred by, or threatened against, Bank or its agents or employees with respect to the Loan, or any portion thereof, including, without limitation, all claims, damages, fines, penalties, costs and expenses arising out of or attributable to the use, manufacture, storage, disposal, treatment, generation, emission, discharge, release or presence of any chemical, material or substance which is prohibited, limited or regulated by any federal, state, county, regional or local authority, associated with the operation of the Borrower’s business; provided, however, that nothing contained herein will require Borrower to indemnify Bank for any claim or liability resulting from Bank’s gross negligence or willful and wrongful acts.

8.03         Notices. All notices, requests, demands and other communications with respect to this Agreement, any other Loan Document, or applicable law, shall be in writing and shall be delivered by hand, sent prepaid by Federal Express or UPS Next Day Air (or a comparable overnight delivery service) or sent by Untied States mail, certified, postage prepaid, return receipt requested, to the following addresses:

If to Borrower:

Roanoke Gas Company

519 Kimball Avenue NE

Roanoke, VA 24016

Attention: Treasurer

With a copy to:

Woods Rogers PLC

10 South Jefferson Street, Suite 1800

Roanoke, VA 24011

Attention: Michael J. Hertz, Esq.

If to Bank:

Pinnacle Bank

202 Campbell Avenue, S.E., 3rd Floor

Roanoke, VA 24013

Attention: Jonathan R. Richardson

With a copy to:

Williams Mullen

200 South 10th Street

Richmond, VA 23219

Attention: Matthew E. Cheek, Esq.

Notice by e-mail is not valid notice under this or any other agreement between the Borrower and Bank. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be): (i) on the day which it is actually delivered or delivery is refused, (ii) on the third (3rd) Business Day after the day on which it is deposited in the United States mail, or (iii) on the first (1ST) Business Day after the day on which it is deposited with an overnight delivery service, whichever first occurs. Any party to this Agreement may change its address by notifying the other party(ies) hereto of the new address in any manner permitted by this Section 8.03.

8.04         Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns; provided, however, Borrower shall not have the right to assign this Agreement without the prior written consent of Bank. Bank shall have the right, without the consent of or notice to the Borrower, to sell, assign, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder, and to disclose such financial and other information regarding the Borrower and Guarantor which Bank may deem necessary in connection therewith. The Borrower shall execute, acknowledge and deliver any and all instruments reasonably requested by Bank in connection with the foregoing in form reasonably acceptable to the Borrower.

8.05         Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia.

8.06         Savings Clause. If any clause, provision or section of this Agreement shall be held illegal or invalid by any court, the illegality or invalidity of such clause, provision or section shall not affect the remainder of this Agreement, which shall be construed and enforced as if such illegal or invalid clause, provision or section had not been contained in this Agreement. If any agreement or obligation contained in this Agreement is held to be in violation of law, then such agreement or obligation shall be deemed to be the agreement or obligation of the Borrower and/or Bank, as the case may be, only to the extent permitted by law.

8.07         No Partnership. Nothing contained in this Agreement or in any of the other Loan Documents shall create a partnership or joint venture or principal-agent relationship between the Borrower or the Guarantor and Bank or cause Bank to be liable in any way for the debts or obligations of the Borrower or the Guarantor.

8.08.         Time of the Essence. Time shall be of the essence with respect to the performance of the obligations hereunder and under the other Loan Documents.

8.09         Assignment by Bank. Bank may at any time sell, assign, grant participation in or otherwise transfer to any other person (each, a “Participant”) all or part of the Loan, and each Participant shall have the rights and liens provided hereunder and under the other Loan Documents to the same extent as Bank.

8.10         Captions. The captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement nor the intent of any provision hereof.

8.11         Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.

8.12         Costs. The Borrower shall pay promptly, after receiving written demand therefor, the following costs and expenses: (a) all costs, fees and expenses of Bank (including, without limitation, attorneys’ fees) incident to the closing of the Loan or thereafter incurred in connection with reviewing documents or advising Bank with respect to the Loan; (b) all costs of collection, including reasonable fees and expenses of counsel to Bank, incurred by Bank in connection with obtaining payment of the Note or any other Obligation or amount due under the Loan Documents; and (c) all costs and expenses (including, without limitation, attorneys’ fees) incurred by Bank in connection with litigation arising from or involving the Loan.

9.         CONSENT TO RELIEF FROM AUTOMATIC STAY. Borrower agrees that Bank immediately shall be entitled to relief from any automatic stay imposed by Section 362 of Title 11 of the U.S. Code, as amended, or otherwise, on or against the exercise of the rights and remedies available to it under the Note and other Loan Documents evidencing Borrower’s indebtedness, in the event it shall: (a) file with any bankruptcy court of competent jurisdiction or be the subject of any petition under Title 11 of the U.S. Code, as amended; (b) be the subject of any order for relief issued under Title 11 of the U.S. Code, as amended; (c) file or be the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency or other relief for debtors; (d) have sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator, or liquidator; or (e) be the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against such party for any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or relief for debtors.

10.         WAIVER OF JURY TRIAL. AS PART OF THE CONSIDERATION FOR NEW VALUE THIS DAY RECEIVED, BORROWER AND BANK HEREBY CONSENT TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING WITHIN THE COMMONWEALTH OF VIRGINIA FOR ANY ACTION TO WHICH BORROWER AND/OR GUARANTOR AND BANK ARE PARTIES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS. TO THE EXTENT PERMITTED BY LAW, BORROWER AND BANK WAIVE TRIAL BY JURY AND WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY ACTION INSTITUTED HEREUNDER OR UNDER ANY OF THE LOAN DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS, OR ANY OTHER PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS TO WHICH BANK IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF BANK OR BORROWER OR GUARANTOR, AND BORROWER AND BANK CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF BANK TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION THAT HAS JURISDICTION OVER BORROWER OR GUARANTOR.

11.         Patriot Act Notice. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For purposes of this section, account shall be understood to include loan accounts.

[SIGNATURE PAGES FOLLOW]

AMENDED AND RESTATED LOAN AGREEMENT

[SIGNATURE PAGE]

WITNESS the following signatures and seals as of the date first set forth above:

BORROWER:

ROANOKE GAS COMPANY, a Virginia corporation

By:      /s/ Paul W. Nester                                (SEAL)

Paul W. Nester,

President and CEO

and

By:      /s/ Jason A. Field                                  (SEAL)

Jason A. Field,

Vice President, CFO and Treasurer

AMENDED AND RESTATED LOAN AGREEMENT

[SIGNATURE PAGE]

WITNESS the following signatures and seals as of the date first set forth above:

BANK:

PINNACLE BANK

By:          /s/ Jonathan R. Richardson               (SEAL)

Name:     Jonathan R. Richardson

Title:       Senior Vice President

EXHIBIT A

TO AMENDED AND RESTATED LOAN AGREEMENT

Current Ownership, Management and Subsidiary Structure of Borrower and Guarantor:

(1)	ROANOKE GAS COMPANY, a Virginia corporation

a.	Owner:
i.	RGC Resources, Inc. - 100%

b.	Management:
i.	Board of Directors
1.	Nancy Howell Agee
2.	Jacqueline L. Archer
3.	Thomas J. Crawford
4.	Maryellen F. Goodlatte
5.	Robert B. Johnston
6.	J. Allen Laymen
7.	Paul W. Nester
8.	John B. Williamson, III

c.	Subsidiaries:
i.	None

(2)	RGC RESOURCES, INC., a Virginia corporation

a.	Owner:
i.	Publicly traded

b.	Management:
i.	Board of Directors
1.	Nancy Howell Agee
2.	Jacqueline L. Archer
3.	Abney S. Boxley, III
4.	Thomas J. Crawford
5.	Maryellen F. Goodlatte
6.	Robert B. Johnston
7.	J. Allen Laymen
8.	Elizabeth A. McClanahan
9.	Paul W. Nester
10.	John B. Williamson, III

c.	Subsidiaries:
i.	Roanoke Gas Company
ii.	RGC Midstream, L.L.C.
iii.	Diversified Energy Company

EXHIBIT B

TO AMENDED AND RESTATED LOAN AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: ___________,

To:         Pinnacle Bank

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Loan Agreement, dated as of March ___, 2023 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between the undersigned (“Borrower”), and Pinnacle Bank, as lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the ___________________________ of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Lender on the behalf of Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.         The Borrower has delivered the year-end audited financial statements required by Section 4.06 of the Agreement for the fiscal year ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.         The Borrower has delivered the unaudited financial statements required by Section 4.06 of the Agreement for the fiscal quarter ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Guarantor and its Subsidiaries and of Borrower in accordance with GAAP as at such date and for the period then ended, subject only to normal year-end audit adjustments and the absence of footnotes.

2.         The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Guarantor and Borrower during the accounting period covered by such financial statements.

3.         A review of the activities of Borrower during such fiscal period has been made by or under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[to the best knowledge of the undersigned, during such fiscal period, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.         The representations and warranties of Borrower contained in Article 3 of the Agreement, and/or any representations and warranties of Borrower that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in Section 3.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to Subsections 4.06(A) and (B) of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.         The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _____________, 20___.

ROANOKE GAS COMPANY, a Virginia corporation

By:         _________________________________

Name:    _________________________________

Title:       _________________________________

For the Quarter/Year ended ___________________ (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

Section 4.07 Financial Covenants

(a) Limitation on Long Term Debt: The ratio of long-term debt to total capitalization cannot exceed 65%.

Borrower (Consolidated with Subsidiaries)
Long Term Debt – Notes Payable
Long Term Debt – Line of Credit
Current Maturities of Long Term Debt
Long Term Debt Plus Current Maturities		(a),(1)

Total Shareholders’ Equity		(b),(2)

Total Capitalization (a) + (b)		(3)

Consolidated Ratio = (1) / (3): Hurdle < 65%
(Show calculation)	PASS/FAIL

Guarantor (Consolidated with Subsidiaries)
Long Term Debt – Notes Payable
Long Term Debt – Line of Credit
Current Maturities of Long Term Debt
Long Term Debt Plus Current Maturities		(a),(1)

Total Shareholders’ Equity		(b),(2)

Total Capitalization (a) + (b)		(3)

Consolidated Ratio = (1) / (3): Hurdle < 65%
(Show calculation)	PASS/FAIL

(b) Limitation on Priority Indebtedness: < 15%

	Borrower (Consolidated with Subsidiaries)

Priority or Secured Indebtedness		(4)

Total Assets		(5)

Consolidated Ratio = (4) / (5): Hurdle < 15%
(Show calculation)	PASS/FAIL

	Guarantor (Consolidated with Subsidiaries)

Priority or Secured Indebtedness		(4)

Total Assets		(5)

Consolidated Ratio = (4) / (5): Hurdle < 15%
(Show calculation)	PASS/FAIL

(c) EBIT to Interest Ratio: > 1.50 to 1.00

	Borrower (Consolidated with Subsidiaries)

Earnings before Interest and Taxes		(6)

Interest Expense		(7)

Ratio = (6) / (7): Hurdle > 1.50
(Show calculation)	PASS/FAIL

	Guarantor (Consolidated with Subsidiaries)

Earnings before Interest and Taxes		(6)

Interest Expense		(7)

Ratio = (6) / (7): Hurdle > 1.50
(Show calculation)	PASS/FAIL